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Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR	020 7418 1300 tel 020 7418 1400 fax

March 24, 2016

Lloyds Banking Group plc
25 Gresham Street
London EC2V 7AE
United Kingdom

Ladies and Gentlemen:

We have acted as special United States counsel for Lloyds Banking Group plc, a public limited company organized under the laws of Scotland (the “Company”), in connection with the Company’s offering of $1,500,000,000 aggregate principal amount of its 4.650% Subordinated Debt Securities due 2026 (the “Securities”) in an underwritten public offering pursuant to (i) the Underwriting Agreement dated March 17, 2016 (the “Base Underwriting Agreement”) and (ii) the Pricing Agreement dated as of March 17, 2016 (the “Pricing Agreement” and, together with the Base Underwriting Agreement, the “Underwriting Agreement”). The Securities are to be issued pursuant to the provisions of the subordinated debt securities indenture dated as of November 4, 2014 (the “Subordinated Indenture”) between the Company and The Bank of New York Mellon, acting through its London Branch, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture dated as of the date hereof between the Company and the Trustee (the “Fourth Supplemental Indenture” and, together with the Subordinated Indenture, the “Indenture”).

We, as your counsel, have examined the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

1)	Assuming that the Subordinated Indenture and the Fourth Supplemental Indenture have been duly authorized, executed and delivered by the Company insofar as Scots law is concerned, the Subordinated Indenture and the Fourth Supplemental Indenture have been duly executed and delivered by the Company, and assuming that the Subordinated Indenture and the Fourth Supplemental Indenture have been duly authorized, executed

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Lloyds Banking Group plc	March 24, 2016	pg.2

and delivered by the Trustee and that each of the Trustee and the Company has full power, authority and legal right to enter into and perform its obligations thereunder, the Subordinated Indenture and the Fourth Supplemental Indenture (other than the terms governed by Scots law as to which we express no opinion) constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest; and

2)	Assuming that the Securities have been duly authorized, executed and delivered by the Company insofar as Scots law is concerned, the Securities (other than the terms governed by Scots law as to which we express no opinion), when authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

Our opinions in paragraphs (1) and (2) are subject to (i) the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinion of CMS Cameron McKenna LLP, special legal counsel in Scotland for the Company, dated as of March 24, 2016, to be filed on Form 6-K concurrently with this opinion.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell London LLP

Davis Polk & Wardwell London LLP